Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the inclusion of our report dated June 15, 2001, on the financial statements of Solpower Corporation for the year ended March 31, 2001 and 2000, in the Company's Form 10-KSB for the year ended March 31, 2001.

/s/ Semple & Cooper LLP

Phoenix, Arizona
August 6, 2001